Exhibit 1.07

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Corporation
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com
CDC Software Completes Acquisition of Activplant Corporation
Activplant Solutions are Expected to Expand Market Share for CDC Software in Food &
Beverage, CPG and Automotive Markets
SHANGHAI, ATLANTA, Nov. 06, 2009 — CDC Software Corporation (NASDAQ: CDCS), a global provider of enterprise software applications and services, today announced the acquisition of Activplant Corporation, a Canadian-based provider of manufacturing business intelligence solutions, that is expected to position CDC Factory as a market-leading solution in the packaged Manufacturing Operations Management (MOM) solutions space.
For more than a decade, Activplant solutions have promoted continuous improvement initiatives for the factory floor in discrete and process manufacturing. Activplant is a market leader in providing manufacturing business intelligence software for some of the world’s leading Tier 1 automotive manufacturers, as well as food and beverage, forestry products and CPG companies. Their software is installed at more than 200 plants around the world. Its patented business intelligence software helps companies manage their operational performance by focusing on the key issues in their facilities, which ultimately affect cost, quality, and supply chain demand requirements. This acquisition is expected to generate new cross-selling opportunities for CDC Supply Chain in the Tier 1 automotive market, as well as expand CDC Software’s manufacturing solutions’ already significant footprint in the food and beverage and consumer packaged goods markets.
“We are excited to acquire this innovative developer of manufacturing intelligence solutions which is an ideal fit with our CDC Factory product line,” said Bruce Cameron, president of CDC Software. “We expect this to be an accretive acquisition and fits within our strict valuation criteria. We believe Activplant will help CDC Software take a leadership role in the packaged MOM applications market. It also expands CDC Factory’s already significant presence in the food and beverage and CPG markets, as well as help CDC Supply Chain solutions penetrate further in the Tier 1 automotive industry.

“With CDC Factory and Activplant’s out-of the-box MOM functionality, manufacturers do not have to spend costly consulting fees to customize the software to fit their distinct business processes. With these CDC Software solutions, manufacturers can now focus their budget on implementing best practices and continuous improvement initiatives that will ultimately improve their profitability,” Cameron added.
“CDC Software’s acquisition strategy is a key part of the company’s plan for growth and we believe our strategy is enabled by our global scalable business and technology platform that features an infrastructure of multiple complementary applications and services, domain expertise in vertical markets, cost effective product engineering centers in India and China and a worldwide network of direct sales and channel operations. We believe our global platform is a key reason why we have successfully integrated acquisitions that have resulted in a deeper and broader product portfolio, expanded geographic reach, and increased vertical expertise. ”
This acquisition announcement marks the latest of several strategic initiatives undertaken by CDC Software. Last quarter, CDC Software completed the acquisition of WKD Solutions Ltd., a leading provider of supply chain event management solutions marketed under the brand Categoric. In addition, CDC Software recently announced plans to acquire two SaaS companies as part of its SaaS rollup strategy to expand in this growing market.
About Activplant
Activplant Corporation is a leading enterprise manufacturing intelligence company. Activplant’s solutions are implemented at several of the world’s largest and most admired manufacturers http://www.activplant.com/customers/. Aimed at high-volume, high-automation plants, Activplant’s technology consolidates plant floor data into relevant real-time and historical intelligence, enabling productivity gains through better decision making. With Activplant solutions, manufacturers can focus on the key issues in their facilities and thereby helping to improve throughput, product quality, and operating margins. Activplant is based in London, Ontario. For more information please visit www.activplant.com
About CDC Software
CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a provider of enterprise software applications and services designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes: CDC Factory (manufacturing operations management), CDC Ross ERP (enterprise resource planning), CDC Supply Chain (supply chain management , warehouse management and order management),CDC X-alert (real-time supply chain event management), e-M-POWER (discrete ERP), CDC Pivotal CRM and Saratoga CRM (customer relationship management), CDC Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, CDC HRM (human resources) and business analytics solutions.
These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, technical support and IT consulting. For more information, please visit www.cdcsoftware.com.
About CDC Corporation
The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on enterprise software applications and services, CDC Global Services focused on IT consulting services, outsourced application development and IT staffing, CDC Games focused on online games, and China.com China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.
Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to our beliefs about the market and competitive position of CDC Factory in the MOM solutions space post-acquisition, our beliefs regarding the potential benefits of this acquisition to our cross-selling strategy, our beliefs regarding the utility of the Activplant software to customers both alone and together with CDC Software’s solutions, our expectations regarding the accounting treatment of this acquisition, our expectations regarding our pursuit of SaaS acquisitions, our beliefs regarding the expected effects and expected benefits of the acquisition, our belief regarding the existence and success of synergies between Activplant and CDC Software and our ability to continue to provide solutions that help improve efficiencies and cut costs on the plant floor, and other statements that are not historical fact, the achievement of which involve risks, uncertainties or assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the enterprise market, the completion of the acquisition of this acquisition on favorable terms, if at all, and the ability of CDC Software and/or this acquisition products to address the business requirements of the market, demand for and market acceptance of CDC Software and/or this acquisition technology, and the ability of CDC Software to successfully integrate this acquisition technology into the CDC Factory product line. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, and those of our ultimate parent company, CDC Corporation, located at www.sec.gov. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance.